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                      ASSIGNMENT AND ASSUMPTION OF CONTRACT

     THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT, dated as of the 1st day of April, 2001, between Citibank, N.A., a national banking association ("Assignor"), Citigroup Mutual Fund Management Inc., a Delaware corporation ("Fund Management") and Citigroup Asset Management Ltd., a private limited liability company incorporated in England and Wales ("Asset Management") (together, the "Assignees"; each, an "Assignee").

     WHEREAS Assignor is party to sub-advisory agreements with Smith Barney Sector Series Inc., a Maryland corporation ("Sector Series"), in relation to the accounts listed on Annex A (the "Agreements") and wishes to assign such Agreements to the Assignees.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

     1. Assignment. Assignor does hereby assign to Fund Management all rights, interests and benefits of the Assignor thereunder; provided, however, that Assignor hereby assigns to the Assignees such portfolio management responsibilities set forth in the Agreements as Fund Management shall allocate between them from time to time. For purposes of the foregoing assignment, the Assignees shall be considered the "Adviser" (as such term is defined in the Agreement) except that the compensation thereunder shall be payable entirely to Fund Management, which shall pay a portion of such advisory fee over to Asset Management as compensation for portfolio services rendered by it.

     2. Assumption. Each Assignee hereby accepts the foregoing assignment of the Agreements and assumes and undertakes to discharge, perform and be liable for such obligations of Assignor under the Agreements as are assigned to the Assignee for the period beginning on the date hereof.

     3. Consents. If Sector Series executes the acknowledgment on the signature page hereto, such acknowledgment shall release Assignor from any and all obligations under the Agreements for the period beginning on the date hereof.

     4. Miscellaneous. This Assignment and Assumption may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption as of the date first written above.

CITIGROUP MUTUAL FUND                       CITIBANK, N.A.
MANAGEMENT INC.
By:                                         By:
   ------------------------                    ------------------------
Name:                                       Name:
Title:                                      Title:


CITIGROUP ASSET
MANAGEMENT LTD.
By:
   ------------------------
Name:
Title:




Acknowledged and Agreed as of the date hereof:

---------------------------
Smith Barney Sector Series Inc., on behalf of
Global Media & Telecommunications Fund
Global Biotechnology Fund
Global Technology Fund

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                                     ANNEX A

                                  List of Funds

Smith Barney Sector Series, Inc.
-        Global Biotechnology Fund
-        Global Media & Telecommunications Fund
-        Global Technology Funds